Exhibit 5.1

HUNTON & WILLIAMS LLP

RIVERFRONT PLAZA, EAST TOWER

951 EAST BYRD STREET

RICHMOND, VIRGINIA 23219-4074

TEL         804 • 788 • 8200

FAX        804 • 788 • 8218

October 12, 2007

Board of Directors

Cypress Sharpridge Investments, Inc.

65 East 55th Street

New York, New York 10022

Re:	Issuance of 20,700,000 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of up to an aggregate of 20,700,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), (including up to 2,700,000 shares subject to an over-allotment option) (the “IPO Shares”) of Common Stock to be issued by the Company in an underwritten initial public offering, covered by a Registration Statement on Form S-11 (No. 333-142236), and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. The Articles of Amendment and Restatement of the Company’s Articles of Incorporation as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on October 9, 2007 and by the Secretary of the Company on the date hereof (the “Certified Charter”);

2. Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company on March 28, 2007, authorizing the registration, issuance and sale of the Shares, as certified by the Secretary of the Company on the date hereof;

3. The certificate of the SDAT as to the due incorporation, existence and good standing of the Company dated October 11, 2007 (the “Good Standing Certificate”);

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the

Board of Directors

Cypress Sharpridge Investments, Inc.

October 12, 2007

genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon the Company).

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the IPO Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions, the Underwriting Agreement to be entered into by and among the Company, Cypress Sharpridge Advisors LLC and Bear, Stearns & Co. Inc., Friedman, Billings, Ramsey & Co., Inc. and UBS Securities LLC, as representatives of the underwriters, and in accordance with resolutions to be adopted by the Board of Directors or a committee thereof related to the price of the IPO Shares, the IPO Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate.

The foregoing opinions are limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Board of Directors

Cypress Sharpridge Investments, Inc.

October 12, 2007

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP